Exhibit 10.2

SECOND AMENDMENT TO AMENDED AND RESTATED
SEVEN-YEAR TERM LOAN AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED SEVEN-YEAR TERM LOAN AGREEMENT (this “Amendment”) is dated as of October 18, 2017, by and among HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (“Highwoods Realty”), HIGHWOODS PROPERTIES, INC., a Maryland corporation (“Highwoods Properties”; Highwoods Realty and Highwoods Properties, each, a “Borrower,” together, the “Borrowers”), each of the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).
WHEREAS, the Borrowers, the Lenders, the Administrative Agent and certain other parties have entered into that certain Amended and Restated Seven-Year Term Loan Agreement dated as of November 12, 2013, as amended by that certain First Amendment to Amended and Restated Seven-Year Term Loan Agreement dated as of June 8, 2015 (as amended in effect immediately prior to the date hereof, the “Term Loan Agreement”); and
WHEREAS, the Borrowers, the Lenders and the Administrative Agent desire to amend certain provisions of the Term Loan Agreement on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:
1.Specific Amendments to Term Loan Agreement. Effective upon satisfaction of the conditions precedent set forth in Section 3 hereof, the parties hereto agree that the Term Loan Agreement is amended as follows:
(a)By restating the definitions of “Capitalization Rate”, “Change of Control”, “ERISA”, “ERISA Affiliate”, “ERISA Event”, “FATCA”, “Guaranty”, “Multiemployer Plan”, “Pension Plan”, “Plan”, “S&P”, “Threshold Amount” and “Total Asset Value” in Section 1.01 thereof as follows:
“Capitalization Rate” means seven and one-quarter of one percent (7.25%).
“Change of Control” means the occurrence of any of the following events:
(a)    any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Principal Borrower (or other securities convertible into such Voting Stock) representing thirty-five percent (35.0%) or more of the combined voting power of all Voting Stock of the Principal Borrower, or
(b)    during any consecutive period of twelve (12) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twelve (12) month period were directors of the Principal Borrower (together with any new director whose election by the Principal Borrower’s Board of Directors or whose nomination for election by the Principal Borrower’s shareholders was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Principal Borrower then in office, or
(c)    the Principal Borrower or any Wholly Owned Subsidiary which is a Loan Party shall fail to be the sole general partner of Highwoods Realty. As used in this definition, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Guaranty” means the Amended and Restated Guaranty dated as of the date hereof, made by each of the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G, as the same may be amended, restated, supplemented or otherwise modified from time to time and as joined from time to time.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and that is subject to Title IV of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, established or maintained by any Loan Party and, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, established or maintained by any Loan Party or any ERISA Affiliate.
“S&P” means S&P Global Ratings, a subsidiary of S&P Global, Inc., and any successor thereto.
“Threshold Amount” means $30,000,000.00.

“Total Asset Value” means, as of any date of determination, the sum of, without duplication, (a) the aggregate Value of all Income Producing Properties; plus (b) the aggregate Value of all Non-Income Producing Properties; plus (c) cash and Cash Equivalents held by the Loan Parties, plus (d) up to $100,000,000 (in the aggregate) in notes receivable related to secured first mortgage or mezzanine financings pursuant to each of which the initial loan to cost ratio is not in excess of seventy-five percent (75.0%); provided that the amount of Total Asset Value attributable to assets held by parties that are not Consolidated Parties shall be limited to twenty percent (20.0%) of Total Asset Value (with any such excess being excluded from the calculation of Total Asset Value); and provided, further, that (i) the amount of Total Asset Value attributable to the Value of all Non-Income Producing Properties shall be limited to twenty-five percent (25.0%) of Total Asset Value (with any such excess being excluded from the calculation of Total Asset Value), (ii) the amount of Total Asset Value attributable to the Value of Speculative Land shall be limited to fifteen percent (15.0%) of Total Asset Value (with any such excess being excluded from the calculation of Total Asset Value), (iii) the amount of Total Asset Value attributable to the Value of Properties Under Development (including Pre-Leased Development Properties) shall be limited to fifteen percent (15.0%) of Total Asset Value (with any such excess being excluded from the calculation of Total Asset Value), and (iv) the amount of Total Asset Value attributable to the Value of Income Producing Properties other than “for lease” office, amenity retail and industrial properties shall be limited to fifteen percent (15.0%) of Total Asset Value (with any such excess being excluded from the calculation of Total Asset Value).
(b)By deleting the definitions of “CC Plaza Project”, “Harborview Project”, “Preferred Stock Subsidiary” and “Tangible Net Worth” in Section 1.01 thereof in their entireties.
(c)By, in the definition of “Defaulting Lender” in Section 1.01 thereof, (i) deleting the reference to “or” at the end of clause (b) thereof, (ii) adding a reference to “or” at the end of clause (c) thereof, and (iii) adding the following clause (d) immediately before the proviso thereof:
(d) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action;
(d)By deleting the reference to “any Loan Document to which it is a party” in the definition of “Material Adverse Effect” in Section 1.01 thereof and replacing such reference with “the Loan Documents”.
(e)By restating clause (e) of the definition of “Non-Guarantor Subsidiaries” in Section 1.01 thereof as follows:
(e) any other Subsidiary of a Loan Party that is not a domestic Material Subsidiary.
(f)By deleting the reference to “calculations set forth in Section 7.08(g)” in the parenthetical of the definition of “Pre-Leased Development Properties” in Section 1.01 thereof and replacing such reference with “clause in the definition of ‘Total Asset Value’”.
(g)By deleting the references to “Subsidiaries” and “Subsidiary” in the definition of “Quarterly Subsidiary Joinder Statement” in Section 1.01 thereof and replacing such references with “Material Subsidiaries” or “Material Subsidiary”, respectively.
(h)By deleting the reference to “international economic” in the definition of “Sanctions” in Section 1.01 thereof.
(i)By restating clause (c) of the definition of “Unencumbered Asset Value” in in Section 1.01 thereof as follows:
(c) the Value of unrestricted cash and Cash Equivalents held by the Loan Parties in excess of $20,000,000;

(j)By adding the definitions of “Bail-In Action”, “Bail-In Legislation”, “Benefit Plan”, “EEA Financial Institution”, “EEA Member Country”, “EEA Resolution Authority”, “EU Bail-In Legislation Schedule”, “Material Subsidiary”, “Plan Assets”, “Plan Assets Regulation”, “PTE”, “Significant Acquisition” and “Write-down and Conversion Powers” in the appropriate alphabetical order in Section 1.01 thereof as follows:
“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Material Subsidiary” means any Subsidiary to which more than ten percent (10%) of Total Asset Value or Net Income is attributable on an individual basis.
“Plan Assets” means the assets of a Benefit Plan pursuant to the Plan Assets Regulation, 29 C.F.R. Section 2550.401c-1, pursuant to the principles set forth in John Hancock Mutual Life Insurance Company v. Harris Trust & Savings Bank, 114 S.Ct. 517 (1993), or otherwise.
“Plan Assets Regulation” means 29 C.F.R. Section 2510.3-101, et seq., as modified by Section 3(42) of ERISA.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Significant Acquisition” means the acquisition of one or more real property assets or portfolios of such assets or operating businesses in a single transaction for a purchase price of not less than ten percent (10%) of Total Asset Value.
“Write-down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(k)By deleting Section 1.03(c) thereof in its entirety and replacing such Section with “Intentionally Omitted”.
(l)By adding a reference to, “(which date may be conditioned upon the effectiveness of other credit facilities or other transactions specified therein)”, at the end of the antepenultimate sentence of Section 2.03(a) thereof
(m)By restating Section 3.01 thereof as follows:
3.01    Taxes.
(i)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(ii)Payment of Other Taxes by the Borrowers. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(iii)Tax Indemnifications.
(i)The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register and (z) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).

(iv)Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(v)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), 3.01(e)(ii)(B), and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Borrower,
(A)any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or Form W‑8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W 8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W 8BEN-E (or Form W‑8BEN, as applicable), or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or Form W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, Borrower and Administrative Agent shall treat (and the Lenders hereby authorize Administrative Agent to treat) the Obligations as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
(vi)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01) it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to the indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(vii)Defined Terms. For purposes of this Section 3.01, the term “applicable Law” includes FATCA.
(viii)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(n)By restating Section 5.06 thereof as follows:
5.06    Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of each Responsible Officer of the Borrowers after due and diligent investigation threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any of their Subsidiaries or against any of their properties or revenues (a) that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) as to which there is a reasonable likelihood of an adverse determination, and if determined adversely, could reasonably be expected to have a Material Adverse Effect.
(o)By, in Section 5.09(a) thereof, (i) deleting the reference to “a Responsible Officer” and replacing such reference with “each Responsible Officer” and (ii) deleting the reference to “$25,000,000” and replacing such reference with “$30,000,000”.
(p)By deleting the reference to “a Responsible Officer” in Section 5.09(b) thereof and replacing such reference with “each Responsible Officer”.
(q)By restating Section 5.12 thereof as follows:
5.12    ERISA Compliance.
(i)Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws except in such instances in which the failure to comply could not reasonably be expected to result in liability of the Loan Parties in an aggregate amount in excess of the Threshold Amount. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed (or an application may be filed during the remedial amendment period under Section 401(b) of the Code) with respect thereto and, to the knowledge of any Responsible Officer of the Borrowers after due and diligent investigation, nothing has occurred which would prevent, or cause the loss of, such qualification, except in such instances that the loss of such qualification or failure to so qualify could not reasonably be expected to result in liability of the Loan Parties in an aggregate amount in excess of the Threshold Amount. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and have not applied for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan subject to Section 412 of the Code, except in such instances that the failure to make timely contributions or a funding waiver or extension could not reasonably be expected to result in liability of the Loan Parties in an aggregate amount in excess of the Threshold Amount.
(ii)There are no pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(iii)(i) No ERISA Event has occurred and no ERISA Event is reasonably expected to occur that has resulted or could reasonably be expected to result in liability of the Loan Parties in an aggregate amount in excess of the Threshold Amount; (ii)  each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher, or if lower than sixty percent (60%), it is not reasonably expected to result (together with any ERISA Events) in liability of the Loan Parties in an aggregate amount in excess of the Threshold Amount; (iv) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; (v) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums in an aggregate amount in excess of the Threshold Amount and there are no premium payments which have become due that are unpaid; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan if such termination has resulted or could reasonably be expected to result in liability of the Loan Parties in an aggregate amount in excess of the Threshold Amount.
(iv)Each Loan Party represents and warrants that the underlying assets of such Loan Party do not constitute Plan Assets, and that such Loan Party is not and will not be using Plan Assets of one or more Benefit Plans to satisfy any obligations under the Loans, the Letters of Credit or the Commitments.
(r)By deleting each reference to “and each other Subject Party”, “or other Subject Party” or “and other Subject Parties” in Section 5.13 thereof.
(s)By adding a reference to, “(it being understood that projections are not guarantees of future performance, and the actual results could differ materially)”, at the end of the last sentence of Section 5.15 thereof.
(t)By restating Section 5.17 thereof as follows:
5.17    Intellectual Property; Licenses, Etc.
Each Borrower and each of their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where such conflict could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Responsible Officer of the Borrowers after due and diligent investigation, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrowers or any Subsidiary of any of them infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of each Responsible Officer of the Borrowers after due and diligent investigation, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(u)By restating Section 5.18 thereof as follows:
5.18    OFAC.
Neither the Borrowers, nor any of their Subsidiaries, nor, to the knowledge of each Responsible Officer of the Borrowers after due and diligent investigation, any director, officer, employee, agent, affiliate or representative thereof acting or benefiting in any capacity in connection with this Agreement, is an individual or entity that is (a) currently the subject of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction.
(v)By adding Sections 5.20 and 5.21 in the appropriate numerical order as follows:
5.20    Anti-Corruption Laws.
Each Borrower and its Subsidiaries, and, to the knowledge of each Responsible Officer of the Borrowers after due and diligent investigation, their respective officers and employees, have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Laws and applicable Sanctions by Borrower, its Subsidiaries, and their respective officers and employees.
5.21    EEA Financial Institutions.
No Loan Party is an EEA Financial Institution.
(w)By restating Section 6.02(a) thereof as follows:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a projection of Capital Expenditures for the next fiscal year for each Property of any Subject Party;
(x)By restating subsections (i) and (ii) of Section 6.02(b) as follows:
(i)     a certificate of the chief financial officer of the Principal Borrower substantially in the form of Exhibit E attached hereto, (A) demonstrating compliance, as of the end of each such fiscal period, with the financial covenants contained in Section 7.08 by detailed calculation thereof (which calculation shall be in form satisfactory to the Administrative Agent and which shall include, among other things, an explanation of the methodology used in such calculation and a breakdown of the components of such calculation), (B) stating that, at all times during each such fiscal period, no Default or Event of Default occurred or exists, or if any Default or Event of Default did occur or does exist, specifying the nature and extent thereof and what action the Loan Parties propose to take with respect thereto, and (C) attaching a Quarterly Subsidiary Joinder Statement, together with (1) a certification from a Responsible Officer stating whether, as of the date of such Quarterly Subsidiary Joinder Statement, there are any Material Subsidiaries of any Borrower that, pursuant to the terms of the Loan Documents, should be, but have not yet been, joined as Loan Parties and (2) copies of all counterparts to the Guaranty executed by any Person during the immediately preceding fiscal quarter;
(ii)     a schedule of the Properties summarizing total revenues, expenses, Net Operating Income, Adjusted NOI, Annualized Adjusted NOI and occupancy rates as of the last day of the applicable quarter (to the extent not otherwise delivered pursuant to Section 6.01(a) or (b));
(y)By restating Section 6.12(a) thereof as follows:

(a)    If (x) any Person (other than a Non-Guarantor Subsidiary) becomes a Material Subsidiary of the Principal Borrower, (y) at any time any Non-Guarantor Subsidiary qualifying as such as a result of clauses (a), (b) or (c) of the definition thereof could become a Loan Party without violating the terms of any material contract, agreement or document to which it is a party, or (z) a Subsidiary of the Principal Borrower guarantees, or otherwise becomes obligated in respect of, any Unsecured Debt of the Consolidated Parties, the Principal Borrower shall, contemporaneously, in the case of clause (z), and within thirty (30) days after delivery of the Quarterly Subsidiary Joinder Statement pursuant to Section 6.02(b)(i) (or such longer period as may be agreed to by the Administrative Agent) in the case of clauses (x) and (y), (i) if such Person is a Domestic Subsidiary of the Principal Borrower, cause such Person to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose, and (ii) cause such Person to deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a), all in form, content and scope reasonably satisfactory to the Administrative Agent; provided, that to the extent such Person holds (whether upon delivery of the items required above or at any time after the delivery of the items required above) assets with a fair market value in excess of $5,000,000 or to the extent requested by Administrative Agent, the Borrowers shall cause to be delivered to the Administrative Agent favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (a)). If a Non-Guarantor Subsidiary executes and delivers the Guaranty, it shall no longer be deemed a Non-Guarantor Subsidiary under this Agreement.
(z)By adding a reference to, “(giving effect to any applicable cure or corrective provisions pursuant to Section 856(c), 857, or 860 of the Code)”, at the end of Section 6.14 thereof.
(aa)By adding Section 6.17 in the appropriate numerical order as follows:
6.17    Anti-Corruption Laws.
Each Borrower and each Loan Party shall conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such laws.
(bb)    By restating the lead-in in Section 7.03 thereof as follows:
Make any Disposition, except:
(cc)    By restating Section 7.06 thereof as follows:
7.06    Burdensome Agreements.
Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to any Borrower or any Guarantor, (b) limits the ability of any Subsidiary to Guarantee the Indebtedness of the Borrowers, (c) constitutes a Negative Pledge or otherwise limits the ability of any Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (d) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, that this Section 7.06 (i) shall not apply to provisions in Indebtedness documents permitted hereunder and that do not result in a violation of the covenants set forth in Section 7.08, provided that any such restriction contained therein relates only to the properties or assets constructed or acquired in connection with such Indebtedness and (ii) shall not be deemed to restrict the ability of any Non-Guarantor Subsidiary from entering into Contractual Obligations of any type related to secured financing transactions.
(dd)    By adding the following immediately after the reference to “0.60x” in Section 7.08(a) thereof:

; provided that, as of the last day of the fiscal quarter in which any Significant Acquisition occurs and the last day of the two (2) consecutive quarters thereafter (but only for up to two (2) times during the period commencing on the Closing Date through and including the Maturity Date), the TL/TA Ratio may exceed 0.60x so long as it does not exceed 0.65x
(ee)    By adding the following immediately after the reference to “1.67x” in Section 7.08(b) thereof:
; provided that, as of the last day of the fiscal quarter in which any Significant Acquisition occurs and the last day of the two (2) consecutive quarters thereafter (but only for up to two (2) times during the period commencing on the Closing Date through and including the Maturity Date), the ratio of Unencumbered Asset Value to Unsecured Debt may be less than 1.67x so long as it is not less than 1.54x
(ff)    By, in Section 7.08(e) thereof, (i) deleting the reference to “Adjusted NOI” and replacing such reference with “Annualized Adjusted NOI” and (ii) deleting the reference to “2.00x” and replacing such reference with “1.75x”.
(gg)    By, in Section 7.08 thereof, (i) deleting subsections (f), (g) and (i) in their entireties, (ii) re-lettering subsection (h) to be subsection (f), and (iii) restating the new subsection (f) as follows:
(f)    Permit Restricted Payments, for any twelve (12) month period, to exceed an amount equal to (i) ninety-five percent (95.0%) multiplied by (ii) FFO for such period; provided, that the Principal Borrower shall, in addition to the Restricted Payments permitted above, be permitted to make Restricted Payments (1) in any amount for the purpose of repurchasing or otherwise redeeming shares of its outstanding preferred stock, (2) in an aggregate amount equal to not more than $200,000,000 during the period commencing on the Closing Date through and including the Maturity Date for the purpose of repurchasing or otherwise redeeming Equity Interests and (3) in such amounts as may be necessary in order for the Principal Borrower to maintain its REIT status and for the Principal Borrower or any of its Subsidiaries to eliminate any income or excise tax. Notwithstanding the foregoing, (x) if any Default or Event of Default has occurred and is continuing, the Restricted Payments shall not exceed the minimum amount necessary for the Principal Borrower to maintain its status as a REIT and for the Principal Borrower or any of its Subsidiaries to eliminate any income or excise tax, and (y) Borrowers shall not, and shall not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so if any Default or Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) has occurred and is continuing or would be directly or indirectly caused as a result thereof, or if the Obligations have been accelerated pursuant to Section 8.02(b) or otherwise pursuant to Section 8.02. For the avoidance of doubt, Highwoods Realty may make Restricted Payments (A) to the Principal Borrower to permit the Principal Borrower to make the Restricted Payments permitted in this clause (f) and (B) to Highwoods Realty’s outside limited partners as required by its Organization Documents.
(hh)    By deleting Section 7.11 thereof in its entirety and replacing such Section with “Intentionally Omitted”.
(ii)    By adding Section 7.16 in the appropriate numerical order as follows:
7.16    Anti-Corruption Laws.
Use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar anti-corruption or anti-bribery legislation in other jurisdictions which have jurisdiction over the Loan Parties.
(jj)    By, in Section 8.01 thereof, restating subsections (c), (f) and (g) as follows:
(c)    Other Defaults. Any Loan Party fails to (i) perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained herein on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of notice thereof from the Administrative Agent or a Responsible Officer of any Borrower has knowledge of such failure or (ii) perform or observe any other covenant or agreement in any other Loan Document within the grace or cure period provided for therein (or, if no such grace or cure period is specified, within thirty (30) days after the earlier of notice thereof from the Administrative Agent or a Responsible Officer of any Borrower has knowledge of such failure); or
(f)     Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary or Subsidiaries of any Loan Party to which, individually or in the aggregate, more than five percent (5%) of Total Asset Value or Net Income is attributable, institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary or Subsidiaries of any Loan Party to which, individually or in the aggregate, more than five percent (5%) of Total Asset Value or Net Income is attributable, becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(kk)    By restating the first sentence of the second paragraph of Section 10.07 thereof as follows:
For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary of any them relating to the Borrowers or any Subsidiary of any of them or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary of any of them.
(ll)    By (i) re-numbering Sections 10.19 and 10.20 to be Section 10.20 and 10.21, respectively, and (ii) adding the following Section 10.19 in the appropriate numerical order as follows:
10.19     Acknowledgment and Consent to Bail-In of EEA Financial Institutions.
Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
(x)    By restating Schedule 5.13 thereof in the form of Schedule 5.13 attached hereto.
2.Release of Guarantors. Effective upon satisfaction of the conditions precedent set forth in Section 3 hereof, Administrative Agent, for itself and on behalf of the Lenders, in accordance with Section 9.10 of the Term Loan Agreement, hereby releases and discharges Nichols Plaza West, LLC, Highwoods Glenridge Land, LLC and HPI Title Agency, LLC (collectively, the “Released Guarantors” and, each, a “Released Guarantor”) from any and all obligations and liabilities to the Administrative Agent and the Lenders under the Guaranty (other than those that expressly survive termination thereof).
3.Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Administrative Agent of each of the following, each in form and substance satisfactory to the Administrative Agent:
(a)a counterpart of this Amendment duly executed by each of the Borrowers, the Administrative Agent and each of the Lenders;
(b)a Guarantor Acknowledgement substantially in the form of Exhibit A attached hereto, executed by each Guarantor;
(c)a counterpart signature page to the Guaranty by each additional Person (each, a “New Guarantor” and, collectively, the “New Guarantors”) to become party to the Guaranty;
(d)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each New Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Guaranty;
(e)such documents and certifications as the Administrative Agent may reasonably require to evidence that each New Guarantor is validly existing and in good standing in the jurisdiction of such New Guarantor’s incorporation, organization, or formation, as applicable;
(f)favorable opinions of counsel to the New Guarantors, addressed to the Administrative Agent and each Lender, as to the matters concerning the New Guarantors and the Guaranty as the Administrative Agent may reasonably request;
(g)a good standing certificate from the state of organization or formation of each Loan Party (other than the New Guarantors) and a certificate of the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party (other than the New Guarantors) certifying (i) that since the Closing Date, there have been no changes to, or attaching thereto, (x) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (y) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument of such Loan Party and (ii) as to resolutions or unanimous written consents of the applicable governing body of each Loan Party approving the amendments hereunder;
(h)all information and documents requested by any Lender in connection with Section 10.17 of the Term Loan Agreement; and

(i)such other documents, instruments (including new or replacement promissory notes if requested by any Lender) and agreements as the Administrative Agent may reasonably request.
4.Representations. Each of the Borrowers represent and warrant to the Administrative Agent and the Lenders that:
(a)Authorization. Each of the Borrowers has the right and power, and has taken all necessary action to authorize it, to execute and deliver this Amendment and to perform its obligations hereunder and under the Term Loan Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Borrowers and each of this Amendment and the Term Loan Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Borrowers enforceable against the Borrowers in accordance with its respective terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.
(b)Compliance with Laws, etc. The execution and delivery by the Borrowers of this Amendment and the performance by the Borrowers of this Amendment and the Term Loan Agreement, as amended by this Amendment, in accordance with their respective terms, do not and will not, by the passage of time, the giving of notice or otherwise: (i) require any Government Approvals or other consents, licenses or approvals that have not been obtained, or violate any Applicable Laws relating to any Borrower; (ii) conflict with, result in a breach of or constitute a default under any Borrower’s articles of incorporation or by-laws or any indenture, agreement or other instrument to which the Borrowers are a party or by which the Borrowers or any of their respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrowers. The Borrowers and each of the Borrowers’ Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(c)No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.
(d)No Material Adverse Change. Since the Closing Date, there has been no Material Adverse Effect on the business, operating, financial condition, assets or liabilities of the Borrowers and their respective Subsidiaries, taken as a whole, or in the facts and information, taken as a whole, regarding such entities as represented to date.
(e)Litigation. There exists no action, suit, investigation, or proceeding pending or threatened, in writing, in any court or before any arbitrator or governmental authority as to which there is a reasonable likelihood of an adverse determination, and if determined adversely, could reasonably be expected to have a Material Adverse Effect.
5.Reaffirmation of Representations by each of the Borrowers. Each Borrower hereby repeats and reaffirms all representations and warranties made by such Borrower to the Administrative Agent and the Lenders in the Term Loan Agreement and the other Loan Documents to which it is a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.
6.Certain References. Each reference to the Term Loan Agreement in any of the Loan Documents shall be deemed to be a reference to the Term Loan Agreement as amended by this Amendment.
7.Obligations. Each Borrower confirms that all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue under the Loan Documents after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, are “Obligations” under and as defined in the Term Loan Agreement.
8.Costs and Expenses. The Borrowers shall reimburse the Administrative Agent promptly after written demand for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.
9.Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
10.GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
11.Effect. Except as expressly herein amended, the terms and conditions of the Term Loan Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.
12.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.
13.Definitions. All capitalized terms not otherwise defined herein are used herein with the respective definitions given them in the Term Loan Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES PAGE(S) TO FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Amended and Restated Seven-Year Term Loan Agreement to be executed as of the date first above written.

BORROWERS:
HIGHWOODS REALTY LIMITED PARTNERSHIP
By: Highwoods Properties, Inc.
HIGHWOODS PROPERTIES, INC.
By:	/s/ Jeffrey D. Miller
	Name:	Jeffrey D. Miller
	Title:	Executive Vice President, General Counsel and Secretary

Signature Page to
Guarantor Acknowledgment

ADMINISTRATIVE AGENT AND THE LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent and individually in its capacity as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

Signature Page to
Guarantor Acknowledgment

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Andrew T. White
	Name:	Andrew T. White
	Title:	Senior Vice President

Signature Page to
Guarantor Acknowledgment

REGIONS BANK, as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

Signature Page to
Guarantor Acknowledgment

MUFG UNION BANK, N. A., formerly known as Union Bank, N.A., as a Lender

By:	/s/ Authorized Signatory
Name:
Title:

Signature Page to
Guarantor Acknowledgment